UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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REED’S, INC.

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Reed’s, Inc. Announces Board of Director Nominees

Founder Chris Reed to be Joined by Four Independent Directors with Significant Pertinent Experience

LOS ANGELES, Oct. 31, 2016 — (NYSE-MKT:REED), maker of the top selling craft sodas nationwide announced today that the Board of Directors has named its slate of Directors for consideration for election at its 2016 shareholder meeting. The new slate of directors includes Reed’s, Inc. Founder and Chief Executive Officer Chris Reed and four independent directors with significant and pertinent experience. If elected, these nominees will serve on the board until the 2017 annual meeting.

Chris Reed stated, “I am very excited about our new board slate, which includes highly qualified industry experts who will join me in delivering Reed’s next phase of growth. Each of these candidates brings specific areas of expertise which will support the most important areas of the business. This group includes John Bello, the highly accomplished founder and former CEO of South Beach Beverages, the maker of the SoBe beverage brand, which he sold to Pepsi for $370 million. In addition to serving as our Chairman of the Board he will also be particularly focused on Sales and Marketing.”

Mr. Bello remarked, “Chris has carefully and deliberately pulled together a balanced and talented slate of board nominees. It’s a testament to his leadership and the great brand and Company that he has built over the last 25 years. Each of the nominated directors is looking forward to sharing their particular expertise and guidance with Reed’s management team to accelerate growth and performance to even higher levels. Under Chris’ leadership, our job will be to help drive shareholder value and we are confident that we will make shareholders proud of Reed’s as the iconic American brand it has become.”

Mr. Reed continued, “Stefan Freeman is being nominated as our independent director focused on Operations and Supply Chain Management. Stefan’s experience spans 25 years and includes working for Pepsi, Coke and Dr. Pepper. While at Pepsi he oversaw the production of 151 million cases a year and while at Coke he ran the largest vehicle fleet with 83,000 vehicles. Charles Cargile has joined our board candidates as our Financial Expert and will chair the Audit Committee. Charles has extensive experience in public companies as both a Chief Financial Officer (CFO) and an audit committee chairman. Rounding out the candidates is Lew Jaffe, our corporate governance expert, who joined the board this month and stands for reelection. Lew has a long entrepreneurial history and currently teaches Business at Loyola Marymount University. He has been a managing director at Arthur Anderson and served on numerous boards including Benihana’s until the company was taken private,” stated Mr. Reed.

Mr. Reed concluded, “These new candidates are all experts in their field and are already making important contributions to our Company. They are enthusiastic, ready to help and have made it clear that they will be engaged. For that I’m very excited.”

Below is additional information about each of the board candidates presented to the shareholders of Reed’s, Inc.

John Bello will be Reed’s Board Chairman and sales and marketing expert. Since 2001, Mr. Bello has been the Managing Director of JoNa Ventures, a family venture fund. From 2004 to 2012 Mr. Bello also served as Principal and General Partner at Sherbrooke Capital, a venture capital group dedicated to investing in leading, early stage health and wellness companies. Mr. Bello is the founder and former CEO of South Beach Beverage Company, the maker of nutritionally enhanced teas and juices marketed under the brand name SoBe. The company was sold to PepsiCo in 2001 for $370 million and in the same year Ernst and Young named Mr. Bello National Entrepreneur of the Year in the consumer products category for his work with SoBe. Before founding SoBe, Bello spent 14 years at National Football League Properties, the marketing arm of the NFL and served as its President from 1986 to 1993. As the President, Mr. Bello has been credited for building NFL Properties into a sports marketing leader and creating the model by which every major sports league now operates.

Prior to working for the NFL, Mr. Bello served in marketing and strategic planning capacities at the Pepsi Cola Division of PepsiCo Inc. and in product management roles for General Foods Corporation in the Sanka and Maxwell House brands. Mr. Bello has also worked with IZZE and Firefighter brands in brand building, marketing and strategic planning capacities.

Mr. Bello earned his BA from Tufts University, cum laude, and received his MBA from the Tuck School of Business at Dartmouth College as an Edward Tuck Scholar. Mr. Bello is extensively involved in non-profit work and currently serves as a Tufts University Trustee and advisory board member (athletics). Additionally, he serves on the boards of: the Gordon Entrepreneurial Center at Tufts, the Tuck Center for Private Equity, the YMCA in Rye, New York and the New York Council Boy Scouts of America. Mr. Bello also serves on the board of Boathouse Sports and is executive director of Luminesce Eye Therapies.

We believe that Mr. Bello brings a vision for innovation and strategic marketing to Reed’s Inc. that will create possibilities for market penetration and expansion. If elected, Mr. Bello will serve as the Non-Executive Chairman/Lead Independent Director.

Stefan Freeman will be our Operations expert. Mr. Freeman is a strategic and performance focused executive with more than 25 years in sales operations, manufacturing and supply chain operations in beverages and consumer products. Mr. Freeman has worked for the three largest soda companies in the world and was promoted within each company. From 2011 through 2014, Mr. Freeman was the Regional Vice President of Manufacturing for Coca-Cola Refreshments, managing eight manufacturing plants located throughout Southern California, Arizona and Hawaii. These plants produced 231 million cases with revenues more than $500 million annually. In 2014 Mr. Freeman was promoted from within Coca-Cola Refreshments to Vice President of Fleet Operations in Atlanta, Georgia where he managed one of the five largest fleet operations in North America through April 2016. Prior to working for Coca-Cola, Mr. Freeman was Director of Supply Chain for Dean Foods’ Pacific Coast Group, managing nine production facilities with responsibility for a $155 million annual operating budget. Other prior positions include Director of Sales Operations for Dr. Pepper Snapple Group and Supply Chain Manager and Plant Manager for Pepsi-Cola Bottling Group.

Mr. Freeman holds a Bachelor of Science in mechanical engineering from Tuskegee University and is an active member of the Cisco Systems Global Manufacturing Advisory Board.

We believe that Reed’s Inc. will receive great benefit from Mr. Freeman’s valuable insights and stewardship of our company’s supply chain management and operations. Mr. Freeman currently resides in Los Angeles.

Charles Cargile will be our financial expert. Mr. Cargile has a distinguished career as a financial and strategic management executive. Most recently, Mr. Cargile was Senior Vice President, Chief Financial Officer and Treasurer of NASDAQ listed Newport Corporation from 2000 to 2016. He successfully oversaw the acquisition of Newport by MKS Instruments in April, 2016 for $980 million; an acquisition price 11 times 2015 EBITDA and at a 53% premium to the share price. Prior to his time at Newport Corporation, from 1998 to 2000 Mr. Cargile was Vice President of Finance and Corporate Development at York International Corporation (now part of Johnson Controls). From 1992 to 1998 Mr. Cargile was Corporate Controller and Chief Accounting Officer at BW/IP, Inc. (now Flowserve Corporation). Currently, Mr. Cargile is a an independent financial and executive advisor based in Newport Coast, CA. He is the lead independent director at Netlist and serves as a director at Sunworks.

Mr. Cargile holds a Bachelor of Science degree in Accounting from Oklahoma State University and a Master’s degree in Business Administration from the Marshall School of Business at the University of Southern California. Mr. Cargile has his Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing program.

We recognize Mr. Cargile as an invaluable and insightful advisor for a wide range of financial and executive decisions and transactions and we look forward to welcoming him to our board.

Lewis Jaffe will be our Board’s Governance expert. Since August 2014, Mr. Jaffe has been teaching as an Executive-in-Residence and Clinical Faculty at the Fred Kiesner Center for Entrepreneurship, Loyola Marymount University. Since January 2010 Mr. Jaffe has served as Chairman of the Board for FitLife Brands Inc (FTLF: OTCBB) and serves on its audit, compensation and governance committees. Since 2006 he has served on the board of Director of York Telecom, a private equity owned company, and serves on its compensation and governance committees. From 2006 to 2008 Mr. Jaffe was Interim Chief Executive Officer and President of Oxford Media, Inc. Mr. Jaffe has also served in executive management positions with Verso Technologies, Inc., Wireone Technologies, Inc., Picturetel Corporation, and he was also previously a Managing Director of Arthur Andersen. Mr. Jaffe was the co-founder of MovieMe Network. Mr. Jaffe also served on the Board of Directors of Benihana, Inc. as its lead independent director from 2004 to 2012.

Mr. Jaffe is a graduate of the Stanford Business School Executive Program, holds a Bachelor of Science from LaSalle University and holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing program.

We believe Mr. Jaffe will be an invaluable asset to the strategic and board governance side of Reed’s Inc. and a catalyst for our next level of expansion.

The board of directors has determined that all candidates, except for the Company CEO and Founder Chris Reed, does not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined under Section 803A of the NYSE MKT Company Guide.

About Reed’s, Inc.

Reed’s, Inc. makes the top-selling sodas in the natural and specialty foods industry which are sold in over 15,000 natural and mainstream supermarkets nationwide. Reed’s products are sold through an additional estimated 40,000 accounts that include specialty gourmet, natural food stores, retail stores, convenience stores and restaurants nationwide and in select international markets. Reed’s has sold over 500 million bottles since inception in June 1989 and is considered the leader of the fast-growing craft soda category. Its seven award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. The Company owns the top-selling root beer line in natural foods, the Virgil’s Root Beer product line, and a top-selling cola line in natural foods, the China Cola product line. In 2012, the Company launched its Reed’s Culture Club Kombucha line of organic live beverages. Other product lines include Reed’s Ginger Candies and Reed’s Ginger Ice Creams.

For more information about Reed’s, please visit the Company’s website at: www.reedsinc.com or call 800-99-REEDS.

Follow Reed’s on Twitter at http://twitter.com/reedsgingerbrew
Reed’s Facebook Fan Page at https://www.facebook.com/ReedsGingerBrew

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts:

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Ruba Qashu

L I B E R T A S   L A W   G R O U P

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email: investors@reedsinc.com